Borden Ladner Gervais LLP
Lawyers Patent & Trade-mark Agents
1000 Canterra Tower
400 Third Avenue S.W
Calgary, Alberta, Canada T2P 4H2
tel: (403) 232-9500  fax: (403) 266-1395
www.blqcanada.com

October 28, 2005

Energy Exploration Technologies Inc.

Suite 700, Phoenix Place

840 - 7th Avenue S.W.

Calgary, AB  T2P 3G2

Dear Sirs:

Re:

Energy Exploration Technologies Inc. - Registration Statement

We act as counsel in the Province of Alberta to Energy Exploration Technologies Inc. (the “Corporation”).

We understand that a registration statement on Form S-8 has been prepared by the Corporation to be filed with the Securities and Exchange Commission on or about October 28, 2005 (the “Registration Statement”).  We understand that this opinion shall be filed with the Registration Statement.  We have not participated in the preparation of or reviewed the Registration Statement or any other documentation relating to the registration of 2,295,000 common shares in the capital of the Corporation (the “Registered Shares”) issuable pursuant to the Corporation’s various stock option plans (the “Plans”).  We have not participated in the preparation of or reviewed the Plans.  No opinion is expressed as to the accuracy or completeness of the Registration Statement.

In preparation for delivering this opinion, we have examined all such documents and made such other investigations as we consider relevant and necessary in order to give this opinion.  As to various questions of fact material to this opinion which we have not independently established, we have relied upon a certificate of an officer of the Corporation dated October 18, 2005, a copy of which has been delivered to you today.

In our examinations we have assumed:

(a)

the genuineness of all signatures and the authenticity of all documents submitted to us as photostatic, certified or facsimile copies and the authenticity of the originals of photostatic or facsimile copies; and

(b)

the authority of all persons executing any documents, agreements or certificates.

We are solicitors qualified to practice law in the provinces of Alberta, British Columbia, Ontario and Québec, however, the opinions hereinafter expressed are limited to the Province of Alberta and the federal laws of Canada applicable therein, and our opinions herein are limited to matters of such laws as at the date hereof.  We do not undertake to advise the addressees hereof as to any changes in the laws of the Province of Alberta and the federal laws of Canada applicable therein after the date of this letter.

Based upon and subject to the foregoing and the qualifications herein expressed, we are of the opinion that the Registered Shares have each been have been reserved for issuance and, when issued in accordance with the Plans, and upon receipt by the Corporation of full payment therefore will be validly issued as fully paid and non-assessable shares.

The foregoing opinions are subject to the following qualifications:

(a)

For the purpose of giving our opinions, we have relied, as to certain factual matters, upon a certificate of an officer of the Corporation (the “Officer’s Certificate”), a copy of which is attached.

(b)

Whenever our opinion refers to shares of the Corporation as being “fully paid and non-assessable”, such opinion indicates that the holder of such shares cannot be required to contribute any further amounts to the Corporation by virtue of its status as holder of such shares, either in order to complete payment for the shares, to satisfy claims of creditors or otherwise.  No opinion is expressed as to the adequacy of any consideration received.

This opinion may not be furnished to, or relied upon by, any person other than the addressee hereof or for any purpose other than as specified herein.

We hereby consent to the reference to our firm name in the Registration Statement and the filing of this opinion as an exhibit to the Registration Statement.

Yours truly,

BORDEN LADNER GERVAIS LLP

/s/

CERTIFIED RESOLUTIONS IN WRITING OF THE BOARD OF DIRECTORS OF ENERGY EXPLORATION TECHNOLOGIES INC. (THE “CORPORATION”), EFFECTIVE THE 12TH DAY OF OCTOBER, 2005

RESOLVED, that up to 695,000 common shares in the capital of the Corporation be reserved and allotted for issuance pursuant to the exercise of the options under the Corporation’s 1997 Stock Option Plan (formerly known as the 1997 Pinnacle Oil International, Inc. Stock Option Plan) and upon exercise of the options or any portion thereof from time to time, any director or officer be and is hereby authorized to execute such treasury orders and other documents as may be necessary and provide such assurances and take such steps as may be necessary in order to give effect to the issuance of the common shares subscribed for pursuant to the exercise of the options, and when issued upon due exercise of the options and paid for, such common shares shall be duly issued as fully paid and non-assessable.

RESOLVED, that up to 400,000 common shares in the capital of the Corporation be reserved and allotted for issuance pursuant to the exercise of the options under the Corporation’s 2000 Directors’ Stock Option Plan (formerly known as the 2000 Pinnacle Oil International Inc. Directors’ Stock Plan) and upon exercise of the options or any portion thereof from time to time, any director or officer be and is hereby authorized to execute such treasury orders and other documents as may be necessary and provide such assurances and take such steps as may be necessary in order to give effect to the issuance of the common shares subscribed for pursuant to the exercise of the options, and when issued upon due exercise of the options and paid for, such common shares shall be duly issued as fully paid and non-assessable.

RESOLVED, that up to 1,200,000 common shares in the capital of the Corporation be reserved and allotted for issuance pursuant to the exercise of the options under the Corporation’s 2004 Stock Award and Stock Option Plan and upon exercise of the options or any portion thereof from time to time, any director or officer be and is hereby authorized to execute such treasury orders and other documents as may be necessary and provide such assurances and take such steps as may be necessary in order to give effect to the issuance of the common shares subscribed for pursuant to the exercise of the options, and when issued upon due exercise of the options and paid for, such common shares shall be duly issued as fully paid and non-assessable.

I, Mila Manasek, Vice-President, Finance of the Corporation, do hereby certify that the foregoing is a true and correct copy of resolutions of the directors of the Corporation passed as of October 12, 2005 and that such resolutions remain in full force and effect as of the date hereof without amendment or deletion.

DATED this 18th day of October, 2005.

/s/
Mila Manasek Vice-President, Finance